Exhibit 11
                                                                      ----------

                       COMPUTATION OF PER SHARE EARNINGS

                               6/30/99             9/30/98             9/30/97
                               -------             -------             -------

Net Loss                      ($423,849)           ($1,027)            ($8,323)
                              ==========         ==========          ==========

Weighted average              5,799,230          3,000,000           3,000,000
                              ==========         ==========          ==========

(Loss) per share                  $0.07              $0.00               $0.00
                              ==========         ==========          ==========